As filed with the Securities and Exchange Commission on June 13, 2017
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

Delaware	05-0527861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4200 Stone Road
Kilgore, TX 75662
(903) 983-6200
(Address, including zip code, of Registrant's principal executive offices)

MARTIN MIDSTREAM PARTNERS L.P. 2017 RESTRICTED UNIT PLAN
(Full Title of the Plan)

Robert D. Bondurant
Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, TX 75662
(903) 983-6200

(Name, address, including zip code, and telephone number, including area code, of Registrant’s agent for service)

Copies to:
David F. Taylor
Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
(713) 226-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common units representing limited partner interests	3,000,000	$18.69	$56,070,000	$6,499

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of Restricted Units (as defined below) registered hereby pursuant to the Martin Midstream Partners L.P. 2017 Restricted Unit Plan (the “Plan”), is subject to adjustments pursuant to the anti-dilution provisions of the Plan.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The maximum offering price per unit and the maximum aggregate offering price are based on $18.69, which was the average of the high and low sales prices per unit of the Restricted Units as reported on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) on June 12, 2017.

EXPLANATORY NOTE

Martin Midstream Partners L.P. (the “Partnership”) is filing this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering 3,000,000 restricted common units, representing limited partnership interests, of the Partnership (“Restricted Units”) that may be issued under the Martin Midstream Partners L.P. 2017 Restricted Unit Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Partnership will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Partnership has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which previously have been filed by the Partnership with the Commission, are incorporated herein by reference and made a part hereof:

•
The Partnership's Annual Report on Form 10-K, for the year ended December 31, 2016, filed on February 15, 2017, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2016, filed on March 31, 2017;

•	The Partnership’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2017, filed on April 26, 2017;

•	The Partnership’s Current Reports on Form 8-K and Form 8-K/A filed on June 1, 2017, February 22, 2017 and February 15, 2017; and

•
The Partnership’s description of its Common Units representing limited partnership interests contained in the Partnership’s registration statement on Form 8-A (File No. 000-50056) filed with the Commission on October 29, 2002 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating, changing or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), provides that the Partnership will, in most circumstances, indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events; provided, that in each case the indemnitee acted in good faith and in a manner that such indemnitee reasonably believed to be in, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful:

•	Martin Midstream GP LLC (the “General Partner”),

•	any former general partner,

•	any person who is or was an affiliate of a general partner or any former general partner,

•
any person who is or was a member, partner, officer, director, employee, agent, or trustee of any group member, the General Partner or any former general partner or any affiliate of a group member, a general partner or any former general partner, or

•
any person who is or was serving at the request of a general partner or any former general partner or any affiliate of a general partner or any former general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Any indemnification under these provisions will only be out of the Partnership’s assets. The General Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable the Partnership to effectuate, indemnification. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether the Partnership would have the power to indemnify the person against liabilities under the Partnership Agreement.

The Partnership and the General Partner are authorized to purchase (or to reimburse the General Partner for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the paragraphs above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The General Partner has purchased insurance, the cost of which is reimbursed by the Partnership, covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

The Partnership has entered into indemnification agreements (the “Indemnification Agreements”) with its directors and executive officers (collectively, the “Indemnitees”). Under the terms of the Indemnification Agreements, the Partnership has agreed to indemnify each Indemnitee against any expenses to the fullest extent authorized or permitted by law, including, without limitation, expenses incurred by reason of the fact that Indemnitee is or was a director of the Partnership, or is or was serving at the request of the Partnership as a director, officer, trustee, employee or agent of another corporation, partnership joint venture, trust, limited liability company or other enterprise, including, without limitation, any predecessor, successor, subsidiary or affiliated entity of the Partnership, provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

In addition, under the terms of the Indemnification Agreements, the Partnership has agreed to pay all reasonable expenses incurred by an Indemnitee in connection with any proceeding in advance of the final disposition of such proceeding no later than 30 days after receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Partnership.

The Indemnification Agreements also include provisions that specify the procedures and presumptions that are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
10.1	Martin Midstream Partners L.P. 2017 Restricted Unit Plan (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A filed by the Partnership on April 21, 2017).
5.1*	Opinion of Locke Lord LLP regarding the legality of the securities registered hereby.
23.1*	Consent of PriceWaterhouseCoopers LLP.
23.2*	Consent of KPMG LLP, independent auditor.
23.3	Consent of Locke Lord LLP (contained in Exhibit 5.1).

*	Filed herewith.

Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:

(1)      to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 0(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)      that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on June 13, 2017.

MARTIN MIDSTREAM PARTNERS L.P.
By: Martin Midstream GP LLC, its general partner

/s/ Ruben S. Martin
Ruben S. Martin
Chief Executive Officer and officer duly authorized to sign on behalf of the Partnership

 POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of Ruben S. Martin and Robert D. Bondurant, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to sign any and all pre- or post-effective amendments to the Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the indicated capacities, which are with Martin Midstream GP LLC, the general partner of Martin Midstream Partners L.P., on June 13, 2017.

Signature	Title

/s/ Ruben S. Martin	President, Chief Executive Officer and Director
Ruben S. Martin

/s/ Robert D. Bondurant	Executive Vice President and Chief Financial Officer and Director
Robert D. Bondurant

/s/ C. Scott Massey	Director
C. Scott Massey

/s/ James M. Collingsworth	Director
James M. Collingsworth

/s/ Byron R. Kelley	Director
Byron R. Kelley

/s/ Sean P. Dolan	Director
Sean P. Dolan

/s/ Zachary S. Stanton	Director
Zachary S. Stanton